Exhibit 5

MILLER NASH LLP
ATTORNEYS AT LAW
111 S.W. FIFTH AVENUE, SUITE 3400
PORTLAND, OREGON 97204-3699
TELEPHONE (503) 224-5858
FACSIMILE (503) 224-0155

July 3, 2014

Craft Brew Alliance, Inc.
929 North Russell Street
Portland, Oregon 97227

Subject:	Registration Statement on Form S-8

Ladies and Gentlemen:

Reference is made to the Registration Statement on Form S-8 (“Registration Statement”) to be filed by Craft Brew Alliance, Inc., a Washington corporation (the “Company”), with the Securities and Exchange Commission for the purpose of registering under the Securities Act of 1933, as amended (the “Securities Act”), 1,000,000 shares of the Company’s Common Stock (the “Shares”) to be issued under the Craft Brew Alliance, Inc. 2014 Stock Incentive Plan (the "Plan").

We have examined originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, certificates of public officials or Company officers, and other documents as we have deemed necessary or relevant as a basis for the opinion set forth herein.

Based on the foregoing, it is our opinion that when the Shares are issued and sold by the Company as provided in the Plan while the Registration Statement is effective, and when the Company receives payment for the Shares to the extent and in the manner required by the Plan, the Shares will be validly issued, fully paid and nonassessable.

We consent to the use of this opinion in the Registration Statement and in any amendments.  In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

/s/MILLER NASH LLP